UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 19, 2013

To Our Shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held April 25, 2013, at 3:30 p.m., Eastern Time, at the Joyce E. Brooks Center at the Mahoning County Career and Technical Center (MCCTC), 7300 North Palmyra Road, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect three Class III directors whose terms will expire at the Annual Meeting in 2016; (ii) consider the adoption and approval of an amendment to the Company’s Articles of Incorporation to eliminate preemptive rights; (iii) consider the adoption and approval of an amendment to the Company’s Articles of Incorporation to increase the authorized number of Common Shares from 25,000,000 to 35,000,000; (iv) consider an advisory vote on executive compensation; (v) ratify the Audit Committee’s appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2013; and (vi) approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendment to eliminate preemptive rights.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

JOHN S. GULAS

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 25, 2013

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held at the Joyce E. Brooks Center at the Mahoning County Career and Technical Center (MCCTC), 7300 North Palmyra Road, Canfield, Ohio 44406, Thursday, April 25, 2013, at 3:30 p.m., Eastern Time, for the following purposes:

1.	the election of three Class III directors;

2.	to consider and vote upon a proposal to amend Article XIII of Farmers’ Articles of Incorporation (the “Articles”) to eliminate preemptive rights;

3.	to consider and vote upon a proposal to amend Article IV of Farmers’ Articles to increase the authorized number of Common Shares, without par value, from 25,000,000 to 35,000,000;

4.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

5.	to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2013;

6.	to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt either of the proposals to amend the Articles; and

7.	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 6, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Kevin J. Helmick

Executive Vice President & Secretary

Canfield, Ohio

March 19, 2013

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

March 19, 2013

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”), of the accompanying proxy to be voted at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 25, 2013, at 3:30 p.m., Eastern Time, and at any adjournment or postponement thereof. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2012 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 19, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 25, 2013, at 3:30 p.m., Eastern Time, at the Joyce E. Brooks Center at the Mahoning County Career and Technical Center (MCCTC), 7300 North Palmyra Road, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Board of Directors has set March 6, 2013 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 6, 2013, 18,795,048 Common Shares, without par value (“Common Shares”) were issued and outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their Common Shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on April 24, 2013.

If you hold your Common Shares in street name, you should follow the voting instructions provided to you by the organization that holds your Common Shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your Common Shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 6, 2013 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your Common Shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your Common Shares will be voted:

•	“FOR” the election of each of the three Class III director nominees listed under “Proposal One—Election of Directors;”

•

“FOR” the proposal to amend Article XIII of the Company’s Articles of Incorporation (the “Articles”), under “Proposal Two—Adoption and Approval of Amendment to Article XIII of the Articles of Incorporation;”

•

“FOR” the proposal to amend Article IV of the Company’s Articles to increase the authorized number Common Shares from 25,000,000 to 35,000,000 under “Proposal Three—Adoption and Approval of Amendment to Article IV of the Articles of Incorporation;”

•	“FOR” the approval of the compensation of the Company’s named executive officers under “Proposal Four—Advisory Vote on Executive Compensation;”

•

“FOR” the ratification of the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2013 under “Proposal Five—Ratification of Selection of Independent Registered Public Accounting Firm;” and

•

“FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt either of the proposals to amend the Articles, under “Proposal Six—Adjournment of the Annual Meeting.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with regard to the same Common Shares;

•	the execution of a later casted Internet or telephone vote with regard to the same Common Shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your Common Shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the Common Shares on March 6, 2013. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Farmers has engaged Morrow & Company to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $8,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding Common Shares shall constitute a quorum for the Annual Meeting. Consequently, at least 6,265,016 Common Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their Common Shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their Common Shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One—Election of Directors

•    Election of the three Class III director nominees requires the affirmative vote of the holders of a plurality of the Common Shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two—Adoption and Approval of Amendment to Article XIII of the Articles of Incorporation

•    The proposal to amend Article XIII of the Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

• Proposal Three—Adoption and Approval of Amendment to Article IV of the Articles of Incorporation

•    The proposal to amend Article IV of the Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Three. Abstentions and broker non-votes will have the same effect as votes against Proposal Three.

• Proposal Four—Advisory Vote on Executive Compensation

•    The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Four. Broker non-votes will not be counted for the purpose of determining whether Proposal Four has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and, thus, will have the same effect as a vote against Proposal Four.

Proposal	Vote Required
• Proposal Five—Ratification of Selection of Independent Registered Public Accounting Firm

•     The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and, thus, will have the same effect as a vote against Proposal Five.

• Proposal Six—Adjournment of the Annual Meeting

•     The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting, whether or not a quorum is present. Broker non-votes will not be counted for the purpose of determining whether Proposal Six has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Six and, thus, will have the same effect as a vote against Proposal Six.

Under Ohio law, the Articles, and Farmers’ Amended Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in 2010, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE—Policies of the Board of Directors” beginning on page 9 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2013

This proxy statement, Form 10-K for the year ended December 31, 2012 and the 2012 Annual Report to Shareholders are available at www.farmersbankgroup.com.

CORPORATE GOVERNANCE

The Board of Directors—Independence

The Board of Directors is currently comprised of nine members, three of whom are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “Proposal One— Election of Directors” beginning on page 13 of this proxy statement. In 2012, the Board of Directors affirmatively determined that the directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
David Z. Paull	Earl R. Scott
Gregg Strollo	Ronald V. Wertz

The only current director of Farmers who has not been deemed independent by the Board of Directors is John S. Gulas, the Company’s President and Chief Executive Officer.

During 2012, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries are conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions, including equipment leasing transactions, were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a director’s independent judgment in carrying out the responsibilities of any director.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Audit Committee either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship are approved at the outset of the relationship and periodically reviewed. All loans to insiders of Farmers: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 12 meetings during 2012. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the then current members of the Board of Directors attended the 2012 Annual Meeting held on April 26, 2012.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has appointed Lance J. Ciroli as its non-executive Chairman. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Mr. Gulas, as President and Chief Executive Officer, is responsible both for overseeing Farmers’ day-to-day operations and for establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure is best for Farmers because it allows Mr. Gulas to focus on managing the Company’s day-to-day business while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The role of the Board of Director in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Risk Management Committee Charter, the Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; and (iv) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Gregory C. Bestic, Ralph D. Macali and David Z. Paull. The Board of Directors has determined that Earl R. Scott qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Earl R. Scott has all of the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott has acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held five meetings during 2012.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee are David Z. Paull (Chair), Lance J. Ciroli, Anne Frederick Crawford and Gregg Strollo. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held five meetings during 2012.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 24.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The Corporate Governance and Nominating Committee consists of Ronald V. Wertz (Chair), Gregory C. Bestic, Anne Frederick Crawford and Gregg Strollo. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held six meetings during 2012.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Risk Management Committee are Lance J. Ciroli (Chair), Ralph D. Macali, Earl R. Scott, and Ronald V. Wertz. The Risk Management Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Risk Management Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Risk Management Committee meets on a regular basis with Mr. Gulas and other executive officers of Farmers. The Risk Management Committee held four meetings during 2012. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 24.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under Ohio law, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board of Directors. Thereafter, the Corporate Governance and Nominating Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee shall consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to Board of Director and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations.

Under the Corporate Governance Guidelines, a director is required to retire from the Board of Directors no later than the next annual meeting of shareholders following such director’s 74th birthday. Additionally, directors who are also employees of Farmers must tender their resignation from the Board of Directors upon retirement, resignation or removal from employment with the Company or upon a demotion in their job responsibilities. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice is given to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The Corporate Governance Guidelines also formalize certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.	the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.

all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

a.	the name and address of the shareholder making the nomination;

b.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

c.	a representation that the shareholder is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

d.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

e.	a description of any relationships, including business relationships, between the shareholder and the candidate;

f.	whether the shareholder is acting in concert with any person with respect to the Common Shares;

g.	whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

h.	the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

i.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

j.	if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of Farmers for its next Annual Meeting of Shareholders to be held in 2014 may be made only by a qualified shareholder and must be received by the Company no later than November 19, 2013.

If a shareholder intends to submit a proposal at Farmers’ 2014 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by February 3, 2014, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2014. The submission of such a notice does not ensure that a proposal can be raised at Farmers’ Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish the Company with copies of all such forms filed. Farmers understands from the information provided to it by Section 16 Filers that the following transactions were not timely reported during 2012: Joseph A. Gerzina – Form 4 report to reflect an open market purchase of 4,000 shares on September 7, 2012.

PROPOSAL ONE—ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at nine. The Board of Directors is currently divided into three classes, each with three year terms, and there are three directors currently serving in each class.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of each of the three Class III directors. Set forth below for each nominee for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of March 19, 2013, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

(Term Expiring in 2016)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	57	Mr. Macali has served as a director of Farmers since December 2001 and is a member of the Audit and Risk Management Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, a partner in P.M.R.P. Partnership, which owns commercial and residential real estate, and owner and executive vice president of HSL Inc., which owns various retail stores. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors and has nominated him for election.

Earl R. Scott	67	Mr. Scott has served as a director of Farmers since December 2003 and is a member of the Audit and Risk Management Committees. Mr. Scott is a certified public accountant and President of Reali, Giampetro & Scott, a local accounting firm with offices in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of Farmers, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for election.

Gregg Strollo	57	Mr. Strollo has served as a director of Farmers since October 2011 and is a member of the Nominating and Corporate Governance and Risk Management Committees. Mr. Strollo currently serves as a partner, architect and President of Strollo Architects, a position he has held since 1996. Mr. Strollo serves on the Board of Directors locally for the Better Business Bureau and also for the Youngstown YMCA. In addition he holds the positions of Secretary and member of the Board of Directors for the American Institute of Architects in the State of Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strollo has developed through his education and business and leadership experiences in the Mahoning Valley allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for election.

CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2014)

Name	Age	Principal Occupation for Past Five Years and Other Information
Gregory C. Bestic	58	Mr. Bestic has served as a director of Farmers since April 2011 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Bestic is a Managing Principal of Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic is a certified public accountant, a certified forensic accountant (Diplomate of the American Board of Forensic Accounting), and is designated as a Chartered Global Management Accountant. Mr. Bestic has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. He serves on a number of community and civic boards in the Mahoning Valley, including Salem Community Hospital and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, will allow him to provide accounting, local business and corporate governance expertise to the Board of Directors.

John S. Gulas	54	Mr. Gulas is the President and Chief Executive Officer of Farmers, a position he has held since July 2010. From July 2008 to July 2010, Mr. Gulas served as Farmers’ Chief Operating Officer. From 2005 to 2007, Mr. Gulas was President and Chief Executive Officer of Sky Trust Co., N.A. Mr. Gulas has over 26 years of banking experience, including executive roles with Wachovia and Key Bank. Mr. Gulas is a native of the Mahoning Valley and serves as the Treasurer and on the board of directors and executive committee of the Regional Chamber, in addition to certain other community and civic boards. Mr. Gulas was appointed as a member of the Board of Directors in July 2010. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Gulas has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors.

Ronald V. Wertz	66	Mr. Wertz has served as a director of Farmers since 1989 and is a member of the Corporate Governance and Nominating and Risk Management Committees. Mr. Wertz is currently retired and is an active member of the Mahoning Valley community. Formerly, Mr. Wertz was the President and Chief Executive Officer of Boyer Insurance, Inc., which was later acquired by Wells Fargo Insurance Services, as well as a risk management consultant for Wells Fargo Insurance Services. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Wertz has developed through his leadership and business experiences in the Mahoning Valley business market, as well as his exemplary service as a director of Farmers, allow him to provide continued local business and corporate governance expertise to the Board of Directors.

CLASS II DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2015)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	62	Mr. Ciroli has served as a director of Farmers since October 2010 and has served as Chairman of the Board of Directors since October 1, 2011. Mr. Ciroli is a member of the Compensation and Risk Management Committees. Since 2009, Mr. Ciroli has operated NBE Bank Consulting Services, a bank consulting services company, which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide continued regulatory and local business expertise to the Board of Directors.

Anne Frederick Crawford	49	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed/sole proprietor attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of real estate, probate and estate planning. Previously, Ms. Crawford was a partner at the law firm of Brennan, Frederick, Vouros & Yarwood. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley, including the American Cancer Society Relay for Life, the Mahoning Valley Epilepsy Foundation and the Mahoning County Bar Association Memorial Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide continued legal and local business expertise to the Board of Directors.

David Z. Paull	58	Mr. Paull has served as a director of Farmers since January 2011 and is a member of the Audit and Compensation Committees. Mr. Paull is the Vice President, HR Operations and Labor Relations, for RTI International Metals, Inc., where he is responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull is a member of the board of directors and executive committee of the Regional Chamber and a member of the board of directors of the Humility of Mary Center For Learning, where he serves on the Mission and Planning Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources, allow him to provide continued local business and corporate governance expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 6, 2013, regarding beneficial ownership of the Common Shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of the Company as a group and by each person known to Farmers to own 5% or more of its Common Shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	26,146	(3)	*
Lance J. Ciroli	20,164	(4)	*
Anne Fredrick Crawford.	80,962	(5)	*
John S. Gulas	32,664	(6)	*
Ralph D. Macali	112,414	(7)	*
David Z. Paull	20,876		*
Earl R. Scott	19,965	(8)	*
Gregg Strollo	3,936	(9)	*
Ronald V. Wertz	109,159	(10)	*
Carl D. Culp	13,998	(11)	*
Mark L. Graham	8,429	(12)	*
Kevin J. Helmick	5,227	(13)	*
Joseph A. Gerzina	6,021	(14)	*
Total (17 directors and executive officers)	467,357		2.49%

5% Or Greater Shareholders
None

*	Less than 1%
(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals or the Common Shares issuable upon the exercise of stock options within 60 days of March 6, 2013. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the Common Shares indicated.
(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 18,795,048 Common Shares issued and outstanding on March 6, 2013; and (ii) the number of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 6, 2013.
(3)	Mr. Bestic owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.
(4)	Amount includes 1,654 Common Shares owned by Mr. Ciroli’s spouse, over which Mr. Ciroli’s spouse has voting and dispositive power.
(5)	Ms. Crawford owns 60,500 Common Shares jointly with her spouse, and she has shared voting and dispositive power with respect to such shares. Amount includes 8,051 Common Shares held by a trust, over which Ms. Crawford’s spouse is trustee with voting and dispositive power. Amount also includes 12,411 Common Shares held by a trust, over which Ms. Crawford has voting and dispositive power but no pecuniary interest therein.
(6)	Amount excludes 1,216 shares beneficially owned by Mr. Gulas’ brother-in-law over which Mr. Gulas exercises no voting or dispositive power and disclaims beneficial ownership. Amount includes 4,000 Common Shares subject to options exercisable within 60 days.
(7)	Amount includes 33,335 Common Shares owned by Mr. Macali’s children, over which he has voting and dispositive power. Amount also includes 16,992 and 32,275 Common Shares held by a trust and partnership, respectively, over which Mr. Macali has voting and dispositive power.

(8)	Amount includes 7,166 Common Shares owned by Mr. Scott’s spouse, over which he shares voting and dispositive power.
(9)	Amount includes 376 Common Shares owned by Mr. Strollo’s son, over which his spouse serves as custodian.
(10)	Mr. Wertz owns 273 Common Shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares. Amount includes 159 Common Shares owned by Mr. Wertz’ spouse, over which Mr. Wertz has no voting or dispositive power. Amount also includes 103,213 Common Shares held by two trusts, over which Mr. Wertz shares voting and dispositive power with his spouse.
(11)	Mr. Culp owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.
(12)	Amount includes 689 Common Shares owned by Mr. Graham’s children, over which his spouse serves as custodian. Mr. Graham shares voting and dispositive power over 9,533 of these Common Shares with his spouse, and he shares voting and dispositive power over 276 of these Common Shares with his son.
(13)	Mr. Helmick shares voting and dispositive power over 2,256 of these Common Shares with his spouse.
(14)	Mr. Gerzina shares voting and dispositive power over 4,000 of these Common Shares with a financial institution.

PROPOSAL TWO—ADOPTION AND APPROVAL OF AMENDMENT TO ARTICLE XIII

OF THE ARTICLES OF INCORPORATION

General

On February 26, 2013 the Board of Directors adopted resolutions declaring it advisable and in the best interests of Farmers and its shareholders to amend Article XIII of the Company’s Articles in order to eliminate preemptive rights, and the Board is now unanimously proposing and recommending to the Company’s shareholders that the proposed amendment to Article XIII be adopted and approved.

Description of Preemptive Rights and Purpose of the Proposed Amendment

The Board of Directors is recommending that shareholders vote “FOR” the adoption of Proposal Two because the Board believes that the elimination of preemptive rights is important to Farmers long-term success, as it will provide the flexibility to raise capital more efficiently and with fewer costs. Additionally, the Board of Directors believes that the protection that preemptive rights historically has offered to shareholders against dilution of their voting power is no longer critical to the shareholders of a public company, such as Farmers.

Under Article XIII, as currently in effect, the holders of Common Shares have the preemptive right, upon the offering or sale of any Common Shares for cash, to purchase such shares in proportion to their respective holdings at the price fixed for the sale of the Common Shares, with limited exemptions. However, holders of Farmers’ Common Shares do not have preemptive rights with respect to Common Shares that are offered or sold that are:

•	treasury shares,

•	issued as a share dividend,

•	for consideration other than money,

•	issued upon exercise of stock options,

•	issued upon the conversion of convertible shares,

•	issued after satisfaction of preemptive rights, or

•	released from preemptive rights.

In addition, no preemptive rights are provided if Common Shares are issued in exchange for the outstanding securities of another corporation or if securities are issued pursuant to the terms of a dividend reinvestment plan.

The Board of Directors believes it is important for Farmers to have maximum flexibility to raise capital in the future from any appropriate and efficient source. The primary effect of current Article XIII is to restrict Farmers’ ability to utilize the most effective means to raise equity capital in a timely and efficient manner. During January 2011, Farmers conducted a rights offering in order to satisfy the shareholders’ preemptive rights, with a subsequent public re-offer of the shares not purchased by current shareholders along with a sale of treasury shares to certain standby investors, which are excepted from preemptive rights. As of March 6, 2013, Farmers has only 7,234 treasury shares remaining. Consequently, use of treasury shares would be ineffective as an alternative source of shares to conduct a capital raise that would be excepted from satisfaction of shareholder’s preemptive rights.

The elimination of preemptive rights will give Farmers greater flexibility in raising additional capital when appropriate and an enhanced ability to negotiate the most favorable terms in light of the then prevailing circumstances and market conditions. Pursuant to the terms of Farmers’ governance documents, the Board of Directors must approve the terms and conditions under which any Common Shares are sold by the Company. However, as demonstrated by Farmers’ recent rights offering, it can be time consuming to notify each shareholder of their preemptive rights, and that process can cause delays, increase the costs of raising capital and negatively impact pricing of capital being raised. Similarly, there would also be costs and delays associated with holding a meeting of the shareholders for the purpose of releasing preemptive rights in respect of a proposed share issuance, including in connection with a proposed acquisition of another institution recommended by the Board of Directors. Given the size of Farmers’ shareholder base and the fact that its Common Shares are publicly traded on the NASDAQ, the Board of Directors believes that having preemptive rights prevents Farmers from taking full advantage of the public trading markets and restricts Farmers’ ability to raise capital in an efficient manner.

Initially, the primary purpose of preemptive rights was to prevent a corporation or a majority of shareholders of a corporation from diluting minority shareholder interests by providing such shareholders the opportunity to maintain their ownership levels by purchasing a pro rata amount of any new Common Shares issued. Although these rights may be beneficial in the context of smaller, privately-held, companies, they present a cumbersome restriction on the ability of a public company to issue and sell shares for appropriate corporate purposes in today’s public markets. Moreover, unlike a minority shareholder in a private company, a shareholder of a public company can maintain desired ownership levels, and thereby prevent dilution of the shareholder’s voting power, simply by purchasing Common Shares on the open market.

Preemptive rights were originally developed in the United States during the 19th century. However, during the 20th century, most public companies abandoned these rights. In fact, in 2000, the applicable section of the Ohio General Corporation Law (Section 1701.15) was amended to provide that shareholders of Ohio corporations do not have preemptive rights unless such rights are expressly granted in the corporation’s articles of incorporation. However, Ohio corporations formed prior to March 16, 2000, such as Farmers, continue to have preemptive rights even if not expressly granted in their articles of incorporation unless the shareholders amend the articles of incorporation to eliminate preemptive rights.

The Board of Directors has been advised that preemptive rights are rare among similarly-sized public companies because the related loss of flexibility in raising capital is widely recognized as undesirable. In order to obtain future capital on the most advantageous and expeditious terms, it is important for Farmers to have a wide variety of financing alternatives which are not available in the presence of preemptive rights. By eliminating the preemptive rights provisions from the Articles, the Board of Directors believes that Farmers will be strengthened by an enhanced ability to negotiate favorable financing terms at potentially critical times in light of the then prevailing circumstances and market conditions.

The elimination of preemptive rights would not negatively affect the rights of Farmers’ shareholders to consider and vote on an acquisition of the control of Farmers by another company whether by merger or otherwise. Such a transaction would require the affirmative vote of at least two-thirds of our Common Shares if the transaction has been approved by at least two-thirds of our disinterested directors, regardless of the presence or absence of preemptive rights.

At the 2012 annual meeting of shareholders, the Board of Directors recommended that shareholders approve a similar proposal to eliminate preemptive rights. That proposal received the favorable vote of the holders of over 71% of the Common Shares represented and entitled to vote at the meeting, and the favorable vote of the holders of approximately 58% of all Common Shares outstanding. However, the passage of such an amendment to our Articles requires the affirmative vote of the holders of at least two-thirds of our outstanding Common Shares, regardless of the number of Common Shares represented at a meeting. Because nearly 20% of our Common Shares were not represented or voted at our last annual meeting, the proposed resolution did not pass, despite the favorable vote of the vast majority of shareholders who did exercise their voting rights at the meeting. The majority of shareholders who did not participate in the proxy solicitation process failed to return proxies through their brokers. Consequently, the Company intends to seek to encourage greater participation at our upcoming Annual Meeting by those shareholders who receive their proxy information through brokers.

Based upon the Board of Directors’ continued belief that the elimination of preemptive rights remains imperative to provide Farmers with maximum flexibility to raise capital in the future and to timely pursue strategic opportunities as a means of promoting long-term financial success, and the favorable voting results we received at the 2012 annual meeting of shareholders, the Board of Directors unanimously recommends that the shareholders vote “FOR” adoption of Proposal Two.

Proposed Amendment

If this Proposal Two is approved by shareholders, new Article XIII would read in its entirety as follows:

ARTICLE XIII:

Except as may be specifically designated by the Board of Directors pursuant to Article IV, no holder of shares of the corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to any share or other security, whether such share or security of such class are now or hereafter authorized.

Vote Required and Board of Directors’ Recommendation

This proposal to amend Article XIII requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE SHAREHOLDERS VOTE “FOR” ADOPTION AND APPROVAL OF PROPOSAL TWO

AND THE AMENDMENT TO ARTICLE XIII TO ELIMINATE PREEMPTIVE RIGHTS.

PROPOSAL THREE—ADOPTION AND APPROVAL OF AMENDMENT TO ARTICLE IV

OF THE ARTICLES OF INCORPORATION

General

On February 26, 2013 the Board of Directors adopted resolutions declaring it advisable and in the best interests of Farmers and its shareholders to amend Article IV of the Company’s Articles in order to increase the authorized number of our Common Shares from 25,000,000 to 35,000,000, and the Board is now unanimously proposing and recommending that our shareholders adopt and approve the proposed amendment to Article IV.

Description of the Shares Amendment

Article IV of the Company’s Articles currently authorizes 25,000,000 Common Shares. Of these authorized shares, as of March 6, 2013, 18,795,048 were issued and outstanding and 7,234 were held by the Company as treasury shares. Under our Articles, the Board of Directors is authorized without action of the shareholders to purchase shares of any class. An additional 500,000 Common Shares are currently reserved for issuance under the Farmers National Banc Corp. Share Ownership Plan (an employee stock purchase plan), and 500,000 Common Shares are currently reserved for issuance under our 2012 Incentive Plan (the long-term incentive plan approved by shareholders at our 2012 annual meeting), although no shares have yet been granted under the 2012 Incentive Plan.

The Board of Directors is recommending that shareholders vote “FOR” the adoption of Proposal Three because the Board believes that the increase in the number of authorized Common Shares from 25,000,000 to 35,000,000 will provide the Company with the necessary ability to issue additional Common Shares in order to meet future business and financial needs and is, therefore, in the best interests of our shareholders. It is contemplated that the additional Common Shares could be used for appropriate corporate purposes, including but not limited to the following:

•	Share distributions and dividends;

•	Acquisitions and mergers; and

•	Public offerings and other capital raising transactions.

It has been 12 years since we last increased the number of our authorized Common Shares. At our 2001 annual meeting, shareholders overwhelmingly approved an amendment to our Articles which doubled the number of our authorized Common Shares from 12,500,000 to the 25,000,000 currently authorized. Over 71% of the issued and outstanding Common Shares were voted in favor of that amendment, well in excess of the two-thirds needed.

The proposed increase in the authorized number of Common Shares would enable the Board of Directors to issue additional Common Shares as appropriate needs arise without further shareholder approval, except to the extent otherwise required by the Ohio General Corporation Law, state and federal securities laws, and the rules of any securities exchange on which the Company’s Common Shares are then listed. There are no present plans to issue any of the additional Common Shares requested to be authorized by the proposed amendment to Article IV, and the Board of Directors will not issue any of the additional Common Shares except on terms which it considers to be in the best interests of the Company.

The additional Common Shares requested to be authorized by the proposed amendment to Article IV will have rights identical to the currently issued and outstanding Common Shares of the Company. Adoption of the proposed amendment and issuance of additional Common Shares will not affect the rights of the holders of our currently issued and outstanding Common Shares, except for effects incidental to increasing the number of Common Shares outstanding. Existing shareholders will have preemptive rights to purchase any Common Shares issued in the future, unless the shareholders approve Proposal Two at the upcoming Annual Meeting as described above.

The proposed increase in the number of authorized Common Shares could be deemed to have an anti-takeover effect by discouraging an attempt by a third party to acquire control of the Company because the Company could issue the additional authorized Common Shares in an effort to dilute the common share ownership of the person seeking to obtain control or increase the voting power of persons who would support the Board of Directors in opposing the takeover attempt. However, the proposal to increase the authorized number of Common Shares is not in response to any current effort of which the Company is aware to obtain control of the Company.

Moreover, the proposed amendment is not part of a plan by the Company to adopt other measures having potential anti-takeover effects. The Articles and Regulations of the Company currently include, however, the following provisions which may be considered to have anti-takeover effects: (a) the classification of the Board of Directors into three classes, with one class of directors being elected each year; (b) the elimination of cumulative voting in the election of directors; (c) the requirement that shareholder nominations for election to the Board of Directors be made in writing and delivered or mailed to the secretary of the Company within specified timeframes; (d) the requirement that directors may be removed only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the Company at an election of directors; (e) the requirements that certain business combinations be approved by at least 80 percent of the voting power of the Company, depending on the nature of the recommendation of the Board of Directors with regard to the relevant acquisition; and (f) the lack of a provision opting out of application of the Ohio Merger Moratorium statute and its restrictions on persons who become the beneficial owner of ten percent or more of the shares of the Company.

Based on the determination that the increase in the number of authorized Common Shares from 25,000,000 to 35,000,000 will provide the Company with the necessary ability to issue additional Common Shares in order to meet future business and financial needs and is, therefore, in the best interests of our shareholders, the Board of Directors unanimously recommends that the shareholders vote “FOR” adoption of Proposal Three.

Proposed Amendment

If this Proposal Three is approved by shareholders, new Article IV would read in its entirety as follows:

ARTICLE IV:

The aggregate number of Common Shares which the corporation shall have the authority to issue is Thirty-Five Million (35,000,000) shares, each without par value. The total number of authorized and outstanding shares of common stock shall be changed from time to time to reflect economic conditions of the corporation and business opportunities available to the shareholders of the corporation. Shares of the authorized and outstanding common stock may be redeemed by the corporation, whether at a regularly or specially called meeting for said purpose or otherwise. Furthermore, the corporation, through its Board of Directors, shall have the power to purchase, hold, sell and transfer the shares of its own capital stock, provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except where otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are note voted upon directly or indirectly.

Vote Required and Board of Directors’ Recommendation

This proposal to amend Article IV requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Abstentions and broker non-votes will have the same effect as votes against Proposal Three.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” ADOPTION AND APPROVAL OF PROPOSAL THREE AND THE AMENDMENT TO ARTICLE IV TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for Farmers’ named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding Farmers’ named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to Farmers. For 2012, our named executive officers were:

Name	Title
John S. Gulas	President and Chief Executive Officer

Carl D. Culp	Executive Vice President and Treasurer of Farmers

Mark L. Graham	Executive Vice President and Chief Credit Officer

Kevin J. Helmick	Executive Vice President and Secretary of Farmers; Executive Vice President – Retail and Wealth Management of Farmers Bank

Joseph A. Gerzina	Vice President and Chief Lending Officer

Executive Summary

We continued to deliver strong financial performance during 2012 which we believe compared well to our peers in the financial institution industry. We believe that the compensation of our executive team aligned well with their efforts that contributed to sustaining our improved financial performance.

Certain Financial Performance Elements affecting Compensation

•

Our net income in 2012 increased 8% to $9.9 million compared to $9.2 million for 2011. This performance allowed us to provide greater return to our shareholders by declaring two special dividends – an additional dividend of $0.03 per share which was paid on February 28, 2012, and another special dividend of $0.03 per share which was paid on December 31, 2012.

•

Our basic and diluted earnings per share was $0.53 in 2012 compared to $0.50 in 2011. This financial metric was an element of our 2012 annual cash incentive plan (the “Annual Incentive Plan”), and was attained at 100% of target.

•

Our efficiency ratio was 69.97% for year ended December 31, 2012. This financial metric also was an element of our Annual Incentive Plan, with a target of 68.0%, so this metric was attained at 70% of target.

The foregoing financial presentation includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on pages 26-27 of our Annual Report on Form 10-K as filed with the Commission on March 13, 2013.

Significant 2012 Compensation Actions

During fiscal 2012, we evaluated all of our compensation programs, policies and payouts and concluded that our overall compensation structure is aligning well with our pay-for-performance focus and is promoting long-term shareholder value. We undertook the following significant actions in this regard:

Annual Incentive Compensation

•

We reviewed the structure of the Annual Incentive Plan we first implemented in 2011 for certain of our named executive officers to provide a more market aligned annual incentive compensation opportunity, and we determined to maintain that approach in 2012. As described more fully below under “2012 Named Executive Officer Compensation – Annual Incentive Plan,” the Annual Incentive Plan is designed to promote our short-term financial performance and to focus participating named executive officers on the financial drivers of our business plan for the current year. The performance metrics and weighting used for 2012 were earnings per share at 50% weighting, efficiency ratio at 35% weighting, and a subjective element of 15% based on an evaluation scorecard assessing individual performance.

•

The Compensation Committee determined to include a circuit breaker in the 2012 Annual Incentive Plan based on our “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeded 20% for the year, no bonuses would be payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2012 was 7.08%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

Long-term Incentive Compensation

•

Our 2012 Incentive Plan was approved by shareholders at our 2012 annual meeting as a significant step in our continuing efforts to make appropriate long-term incentive compensation available for our named executive officers. As a result, the Compensation Committee now may utilize equity-based long-term performance awards to help achieve our long-term performance, recruiting, retention and incentive goals. During 2013, we anticipate making equity-based grants under our 2012 Incentive Plan subject to three-year performance vesting to be based on criteria to be established by the Compensation Committee under that Plan.

•

Because we determined it was appropriate to issue our long-term incentive compensation grants early in 2012 instead of waiting for the potential approval of the 2012 Incentive Plan at the annual meeting, we decided to again issue cash-based long-term incentive compensation awards under the Long-Term Incentive Compensation Plan we adopted in 2011. The performance metrics and weighting used for these 2012 awards were total shareholder return (“TSR”) as compared to our peer group companies over a three-year period ending on December 31, 2014 with 30% weighting, and return on average equity (“ROE”) as compared to our peer group companies with 70% weighting. This represented a shift in the long-term performance metrics used for our 2011 long-term incentive awards, which included the following corporate performance measures and weightings: (i) return on assets (30%); (ii) net interest margin (30%); and (iii) Texas ratio (40%).

Overall Governance of Compensation Programs

•

The Compensation Committee has continued to move to a more objectively structured, market-based approach to our executive compensation programs and to better alignment of our compensation payments with our financial performance, working closely with management and the Committee’s independent executive compensation consultant.

Compensation Committee’s Philosophy on Executive Compensation

Farmers’ goal is to hire and retain an executive management team which we believe will promote both short-term and long-term institutional success. We seek to achieve this goal by providing a fair, competitive compensation package that includes performance-based, at-risk pay components aligned with strategic and financial performance objectives in order to drive our annual and long-term performance, which ultimately should align with long-term shareholder value. We also seek to implement a compensation program that appropriately balances risk and financial results so that our compensation programs maintain our overall safety and soundness.

The principal elements of each named executive officers’ compensation currently consist of base salary, annual cash incentive compensation and, in 2012, long-term cash-based incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts. At our 2012 Annual Meeting, shareholders adopted and approved the 2012 Incentive Plan, which will allow the Compensation Committee to use equity-based awards as our additional long-term incentive compensation component.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with our executives. In addition, the Compensation Committee evaluates the performance of our executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, for example employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously in considering and implementation our compensation plans. For example, the Compensation Committee recommends the terms of our annual incentive compensation program subject to final approval of the full Board of Directors. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”) as its outside independent compensation consultant during 2011 and retained Pay Governance throughout 2012. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2012, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance.

Compensation Consultant Independence

Pursuant to recent amendments to the NASDAQ Corporate Governance Requirements, the Compensation Committee has the responsibility to assess the independence of its compensation consultant (or other compensation advisers). In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the six relevant factors listed by NASDAQ to determine such independence, both through surveying Pay Governance and by soliciting input from members of the Compensation Committee through our annual director and officer questionnaires and discussion. Based on its review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s compensation consultant has not raised and does not raise any conflict of interest, and also determined that Pay Governance qualifies as independent for purposes of the Exchange Act and revised NASDAQ Corporate Governance Requirements.

Peer Group Evaluation and Executive Compensation Benchmarks

Historically, the Compensation Committee has not engaged in any “benchmarking” of our compensation against any other institution; however, it has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages and, instead, has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance. However, given the competitive nature of the financial services industry in general, and the fact that we compete in a primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

2012 Peer Group

During the course of fiscal 2011, the Compensation Committee, with the assistance of Pay Governance, undertook a detailed review of its prior market evaluation strategies and determined to establish a peer group of similarly situated financial institutions for purposes of determining competitive market positioning for the Committee’s executive compensation determinations in fiscal 2012. In this regard, the Compensation Committee used several factors to identify, evaluate and select potential peers, including, but not limited: (i) factors of size (e.g., revenues, assets, employees and market capitalization); (ii) factors of profitability and growth (e.g., revenue and operating income); and (iii) geographic location.

Based upon this analysis, for fiscal 2012, the Compensation Committee selected the following peer group of 25 companies (the “2012 Peer Group”) to evaluate the competitiveness of our pay structures and levels. For fiscal 2012, the 2012 Peer Group consisted of the following:

• Peoples Bancorp Inc.	• Community Bank Shares of Indiana
• Canandaigua National Corp.	• LCNB Corp.
• Mercantile Bank Corp.	• NB&T Financial Group Inc.
• Summit Financial Group Inc.	• Evans Bancorp Inc.
• Firstbank Corporation	• Rurban Financial Corp.
• CNB Financial Crop.	• Middlefiled Banc Corp.
• Premier Financial Bancorp Inc.	• United Bancshares Inc.
• LNB Bancorp Inc.	• DCB Financial Corp.
• First Citizens Banc Corp.	• Cortland Bancorp Inc.
• Chemung Financial Corp.	• Southern Michigan Bancorp Inc.
• AmeriServ Financial, Inc.	• Emclaire Financial Corp.
• United Bancorp, Inc.	• CSB Bancorp Inc.
• Ohio Valley Banc Corp.

2012 Named Executive Officer Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, their base salaries are reviewed annually subject to adjustments based upon our financial performance, the individual performance of the particular executive, and our overall compensation philosophy. For all executive officers who directly report to the Chief Executive Officer, Mr. Gulas annually evaluates each executive officer to determine whether a base salary increase or decrease is merited based upon individual performance and presents his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Gulas evaluates each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. In regards to Mr. Gulas, during 2012 the Compensation Committee undertook a separate evaluation to determine whether a base salary adjustment was appropriate. In undertaking its evaluation, the Compensation Committee evaluated Mr. Gulas based upon the individual performance factors described above as well as Farmers’ overall financial and strategic performance in 2012.

As a result of the evaluations described above, the following base salary adjustments were implemented during 2012: (i) Mr. Culp received a base salary increase of approximately 2.2%, as a result of Mr. Gulas’ positive performance assessment; (ii) Mr. Graham received a base salary increase of approximately 2.5%, reflecting a positive performance assessment by Mr. Gulas; (iii) Mr. Helmick received a base salary increase of approximately 3.0% as a result of the performance of the Farmers National Investments division of Farmers Bank and to reflect a positive performance assessment by Mr. Gulas; and (iv) Mr. Gerzina received a base salary increase of approximately 18.0% in January 2012 to reflect his promotion to Chief Lending Officer for Farmers Bank, and another 11.5% in October 2012 to more competitively align his base salary with similarly situated executives at other geographically comparable and similar-sized financial institutions. Mr. Gulas’ salary reflects an increase of approximately 6.0%, to reflect both a positive performance assessment by the Board of Directors.

Annual Incentive Plan

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals, which the Compensation Committee and management have established as near-term drivers of our long-term success. The following is a discussion of the annual cash incentive program implemented by the Compensation Committee during 2012.

In June 2011 the Compensation Committee adopted our Annual Incentive Plan under which certain of our executive officers and non-executive employees became eligible to receive annual cash incentive payments, based upon achievement of certain corporate and/or individual performance goals. As adopted, the Annual Incentive Plan is intended to foster superior financial results by providing equitable corporate-wide incentives that reward individual and team effort to achieve specified performance objectives to be determined and applied each fiscal year. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan, with individual participation determination made by the Compensation Committee.

In February 2012, the Board of Directors, upon the recommendation of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) under the Annual Incentive Plan for each eligible named executive officer and established that 85% of each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics, while 15% would be based on a subjective-based evaluation. The following table sets forth the total target bonus opportunities for each participating named executive officer (expressed as a percentage of their base salaries):

Named Executive Officer	Target Annual Incentive Plan Opportunity (as a % of base salary)
John S. Gulas	35%
Carl D. Culp	35%
Mark L. Graham	35%
Kevin J. Helmick	35%
Joseph A. Gerzina	30%

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals relating to objective financial metrics established for each participating named executive officer by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of such objective targets and a maximum performance ceiling of 150% of such targets. For 2012, the Compensation Committee reduced the number of objective metrics from four to two to focus more narrowly on the areas determined with management to be our most important performance objectives for the year, and to avoid duplication of objective metrics being considered with the implementation in 2012 of long-term, cash-based, incentive opportunities.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2012, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. The following tables set forth the applicable performance metrics, weightings, targets and payouts for each of the named executive officers under the Annual Incentive Plan in 2012:

John S. Gulas, Carl D. Culp and Kevin J. Helmick

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	50%	$0.53	$0.53	100%
Efficiency Ratio	35%	68.00%	69.97%	70%

Mark L. Graham

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	30%	$0.53	$0.53	100%
Classified Loans Ratio[1]	25%	35%	23.32%	150%
Asset Quality Ratio[2]	30%	1.52%	1.47%	100%

[1]	Farmers Bank’s classified loans as a percentage of Tier 1 Capital plus the allowance for loan losses.
[2]	Farmers Bank’s non-performing loans divided by total loans.

Joseph A. Gerzina

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	25%	$0.53	$0.53	100%
Stark County Net Profitability[1]	25%	$73,175	$103,930	140%
Commercial Loan Growth & Referrals	20%	100%	123%	120%
Consumer & Indirect Loan Growth	15%	100%	86%	63%

[1]	Net profitability determined by the net income of the Farmers Bank office operating in Stark County.

In addition to the objective performance metrics set forth above, Compensation Committee established a subjective metric for each of the named executive officers weighted at 15% of the total bonus opportunity. Payouts under this subjective metric were based on evaluations overall job performance during 2012 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Gulas, the scorecards were completed by Mr. Gulas and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executives’ bonuses for 2012. For Mr. Gulas, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee’s in reaching its determination with respect to the subjective element of Mr. Gulas’ 2012 annual bonus. Based upon such reviews, the Compensation Committee determined to make the following payouts with respect to the 15% weighted subjective element of the total bonus opportunity: (i) Mr. Gulas – 25% of target; (ii) Mr. Culp – 100% of target; (iii) Mr. Graham – 100% of target; (iv) Mr. Helmick – 100% of target; and (v) Mr. Gerzina – 100% of target.

Finally, the Compensation Committee determined to include a circuit breaker in the 2012 Annual Incentive Plan based on our “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeded 20% for the year, no bonuses would be payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2012 was 7.08%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts in 2013 with respect to 2012 performance under the Annual Incentive Plan:

Named Executive Officer	Payout Amount Earned under 2012 Annual Incentive Plan	Payout as a Percentage of 2012 Target Opportunity
John S. Gulas	$81,646	78.25%
Carl D. Culp	$53,566	89.50%
Mark L. Graham	$57,622	112.50%
Kevin J. Helmick	$44,262	89.50%
Joseph A. Gerzina	$47,143	108.375%

Deferred Payment Policy

Any payouts with respect to the 2012 Annual Incentive Plan will be subject to a deferred payment schedule, adopted as a policy by the Compensation Committee as an alternative to a formal claw-back policy, to help safeguard against conduct that may produce short-term incentive payouts with adverse long-term consequences. Under this deferred payout, one-half of any earned bonus payment is to be paid by March 15 of the year following the year of the applicable incentive award, and the remaining amount is to be paid in two equal annual installments by March 15 of the following two years.

Commission Programs of Farmers National Investments and Farmers Trust Company

Mr. Helmick participated in two commission programs in 2012 in addition to his base salary and the Annual Incentive Plan which are based on the performance of the Farmers National Investments division of Farmers Bank (“Farmers Investments”) and the performance of Farmers Trust Company. From January 1, 2012 thru March 31, 2012, Mr. Helmick was entitled to a commission of 4% on all Farmers Investments gross monthly revenue up to $88,500 and a commission of 5% on all Farmers Investments gross monthly revenue exceeding $88,500. From April 1, 2012 thru December 31, 2012, Mr. Helmick was entitled to a commission of 1.3% on all Farmers Investments net monthly revenue up to $67,000, a commission of 1.9% on all Farmers Investments net monthly revenue which is between $67,000 and $79,000, and a commission of 2.5% on all Farmers Investments net monthly revenue above $79,000. As part of the Farmers Trust Company “Trust Referral Incentive Program”, Mr. Helmick is entitled to receive 50% of first year fees, 40% of second year fees and 30% of third year fees from current funded business, or alternatively 25% of fees for the life of an account. The Trust incentives are payable quarterly commencing upon full funding of an account. In the event an account is closed within the first year, the amount of any incentive payment must be repaid by Mr. Helmick. Based on the results of Farmers Investments, Mr. Helmick received a commission of $36,020 in 2012, and based on referrals to Farmers Trust Company, Mr. Helmick received an incentive of $6,510 in 2012.

Long-Term Cash Incentive Compensation Plan

In conjunction with the initial adoption of the Annual Incentive Plan in 2011, the Board of Directors approved a long-term cash incentive compensation plan (the “LTI Program”) under which our executive officers and certain other employees are eligible to receive cash incentive payments, based upon the achievement of certain corporate and/or individual performance metrics. The purpose of the LTI Program was to foster and promote Farmer’s long-term financial success and value by motivating performance through long-term incentive compensation, pending review and approval by the Compensation Committee. The LTI Program was intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Program became effective upon its approval by the Board of Directors and may continue until terminated by the Board, although we intend to discontinue the LTI Program in light of the adoption by shareholders of our 2012 Incentive Plan and our ability to award equity-based long-term incentive awards going forward.

The LTI Program allows for the issuance of cash-based awards to participants based upon the achievement of one or more performance objectives during a three year period (the “Performance Period”). Each participant’s target award is based on a specified percentage of each participant’s prior year total cash compensation, as determined by the Compensation Committee, and may be earned at the “target,” “threshold” or “maximum” performance level based upon the achievement of one or more performance objectives during the Performance Period. For performance falling below the “threshold” level, no award payment will be made. Performance objectives may relate to an individual participant, us, our affiliates, one or more divisions or business units, or any combination thereof, and may be applied on an absolute and/or relative basis to one or more peer group companies or indices, as determined by the Compensation Committee in its sole discretion.

In February 2012 the Board of Directors, upon the approval and recommendation of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) under the LTI Program for each eligible named executive officer and established that each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics. The following table sets forth the target bonus opportunities for each participating named executive officer (expressed as a percentage of base salary):

Name	Target LTI Program Award (as a % of base salary)
John S. Gulas	60%
Carl D. Culp	45%
Mark L. Graham	40%
Kevin J. Helmick	40%
Joseph A. Gerzina	25%

In conjunction with establishing the target long-term incentive opportunity for our executive officers, the Compensation Committee selected performance metrics for evaluating corporate performance during the Performance Period, along with the respective weighting for each metric. In selecting performance metrics for the 2012 awards, the Compensation Committee chose metrics intended to focus our executive officers on certain key drivers and measures of long-term financial success. In light of such objectives, the Compensation Committee established the following corporate performance metrics and weightings for the LTI Program in 2012: (i) relative TSR at a weighting of 30%); and (ii) relative ROE at a weighting of 70%. This represented a shift in the long-term performance metrics used for our 2011 long-term incentive awards, which included the following corporate performance measures and weightings: (i) return on assets (30%); (ii) net interest margin (30%); and (iii) Texas ratio (40%).

For purpose of evaluating corporate performance under the LTI Program, the Compensation Committee determined to evaluate our performance during the Performance Period relative to our 2012 Peer Group. Specifically, at the end of the Performance Period, we will evaluate our performance relative to the two objective metrics compared to the averages of our 2012 Peer Group. The following table indicates our intended payouts at the threshold, target and maximum levels:

Relative Performance of TSR and ROE to Peer Group Companies	Vesting Percent for TSR and ROE Levels
< Peer 25th Percentile	0%
= Peer 50th Percentile	100%
> Peer 75th Percentile	200%

For performance falling within each of the percentile ranges, payouts will be paid on an interpolated basis. The threshold, target and maximum award payouts that may be received by each of our named executive officers upon completion of the Performance Period at the end of 2014 is reported in the Grants of Plan-Based Awards table located on page 35 of this proxy statement.

The Compensation Committee intends to utilize our 2012 Incentive Plan for future grants of long-term incentive compensation opportunities.

401(k) Contributions

In May 1996, we adopted a 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). All of our employees who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations, and Farmers Bank matches a percentage of each participant’s voluntary contributions, up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2012, Farmers Bank provided 401(k) Plan matching contributions for each of the named executive officers, although we did not make any additional profit sharing contributions in 2012.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for country club memberships provided by Farmers Bank to the named executive officers, executive officers did not receive any perquisites or personal benefits in 2012 that are not available to all employees.

Employment Agreements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

On December 30, 2011 and January 4, 2012, Farmers Bank entered into amended and restated employment agreements (collectively, the “Amended Employment Agreements”) with each of Messrs. Gulas, Culp, Graham and Helmick, which amended, restated and superseded all other prior employment agreements between Farmers Bank and such named executive officers. The material provisions of the Amended Employment Agreements are discussed under the caption “Employment Agreements” beginning on page 36 of this proxy statement. In particular, the Amended Employment Agreements made certain non-material amendments relative to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, to the prior employment agreements in place with such named executive officers.

Overall, the Compensation Committee believes that the Amended Employment Agreements help protect shareholder interests by assuring that Farmers will have the continued dedication, undivided loyalty and objective advice from key executives even in the event of a potential transaction which could result in a change-in-control of Farmers. The Amended Employment Agreements provide certain protections in the event of a change-in-control event, but provide benefit payments to an executive only if their employment is terminated as a result of (or within a specified period after) a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive compensation benefits merely as a result of a change-in-control; rather, it believes that our employment agreements provide our executive officers with adequate protection to ensure that change-in-control offers will be evaluated in the best interests of shareholders without fear that a transaction could eliminate his or her job without dispensation. The Compensation Committee does recognize that these employment agreements may tend to discourage a takeover attempt as a change-in-control may trigger increased compensation expense as part of the transaction.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year, but performance-based compensation such as stock-option compensation and performance-based cash bonuses are generally exempt from the $1.0 million limit if awarded under a stockholder-approved plan. We expect that all of the compensation paid in 2012 and 2013 to its named executive officers is and will be deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Stock Ownership Guidelines

As part of the Company’s Corporate Governance Guidelines, it has adopted stock ownership guidelines for our directors and executive officers. These guidelines require that, within a five-year period from the date a person becomes a non-executive director or an executive officer, the following amounts of Common Shares be owned by that person:

Position	Minimum Ownership Requirement
Non-executive Director	4x Annual Retainer
Chief Executive Officer/President	2x Annual Base Salary
Chief Financial Officer	1.5x Annual Base Salary
Other Executive Officers	1x Annual Base Salary

Individuals subject to these guidelines are expected to satisfy certain milestones during the five-year attainment period to evidence that the individual is making appropriate progress toward achieving their respective ownership amount. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

Director Compensation

The Compensation Committee is also responsible for determining compensation for our non-employee directors. Generally, the Compensation Committee structures director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise, considering the size, nature and location of Farmers as a bank holding company competing in our markets. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position Director compensation at a median market level. During 2012, upon consultation and review with Pay Governance, the Compensation Committee determined to eliminate director meeting fees in favor of an annual retainer structure for non-employee directors. Specifically, the Compensation Committee approved establishing a general annual director retainer fee of $32,000 and the following retainers for directors with additional duties: (i) $5,000 for the independent Board Chair, and (ii) $1,500 for each committee chair. The Company also restructured its board and committee memberships, so that our non-employee directors no longer serve on the Farmers Bank board or committees. This new retainer compensation system was implemented in June 2012 and is expected to continue in 2013, during which the Company intends to pay a pro rata portion of the annual retainer fee each month during the calendar year. Director compensation amounts reflected in the Director Compensation table located on page 40 of this proxy statement include both per meeting fees relating to service for a portion of the 2012 calendar year, which were paid between January 2012 through May 2012, and installments of retainers, which were paid from June 2012 through December 2012.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Risk Management Committee works with the Compensation Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on our short-term and the long-term goals without encouraging unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of Farmers or any of our subsidiaries, or was formerly an officer of Farmers or any of our subsidiaries. None of our directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee:

David Z. Paull, Chair

Lance J. Ciroli

Anne Frederick Crawford

Gregg Strollo

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by Farmers and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to the Company’s named executive officers during 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Stock Awards($)	Non-Equity Incentive Plan Compensation($)(2)	401(k) Contributions($)(3)	All Other Compensation($)(4)	Total ($)
John S. Gulas	2012	$293,020	$0	$81,646	$7,500	$7,356	$389,522
President and Chief Executive Officer	2011	$275,603	$0	$108,288	$7,350	$7,090	$398,331
	2010	$258,750	$0	$76,979	$6,831	$146,284	$488,844

Carl D. Culp	2012	$169,898	$0	$53,566	$7,083	$1,860	$232,407
Executive Vice President and Chief Financial Officer	2011	$166,206	$0	$65,519	$6,423	$1,831	$239,979
	2010	$162,000	$0	$48,195	$5,282	$1,882	$217,359

Mark L. Graham	2012	$144,035	$0	$57,622	$5,613	$8,010	$215,280
Executive Vice President and Chief Credit Officer	2011	$137,488	$0	$41,223	$4,491	$7,968	$191,170
	2010	$121,243	$0	$11,160	$5,198	$4,995	$142,596

Kevin J. Helmick	2012	$179,788	$0	$44,262	$5,497	$5,355	$234,902
Executive Vice President, Retail Services	2011	$201,952	$0	$0	$6,130	$5,263	$213,345
	2010	$167,481	$0	$0	$4,542	$5,039	$177,062

Joseph A. Gerzina	2012	$131,929	$0	$47,143	$4,591	$8,616	$184,039
Vice President and Chief Lending Officer

(1)	In 2012 Mr. Helmick’s annual salary was comprised of a base salary, a monthly commission based on production generated from the Farmers National Investments division of Farmers Bank and a quarterly incentive based on production generated from the Farmers Trust Company, a subsidiary of Farmers. Based on the results of Farmers National Investments, Mr. Helmick received a commission of $36,020 in 2012, and based on referrals to Farmers Trust Company, Mr. Helmick received an incentive of $6,510 in 2012. Previously, Mr. Helmick’s annual salary was comprised of a base salary and a commission based on the amount of production generated from Farmers National Investments.
(2)	The non-equity incentive plan compensation includes amounts earned under the Annual Incentive Plan as a result of achieving the goals specified for the designated year.
(3)	See page 32 of the “Compensation Discussion and Analysis” for additional information regarding the Company’s 401(k) Plan and matching contributions.
(4)	For each executive, amounts consist of the cost of group term life insurance and country club dues.

Grants of Plan Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold($)	Target($)	Maximum($)
John S. Gulas	02/07/2012	(1)	$52,170	$104,340	$156,510
	04/26/2012	(2)	$89,434	$178,868	$357,737
Carl D. Culp	02/07/2012	(1)	$29,925	$59,850	$89,775
	04/26/2012	(2)	$38,475	$76,950	$153,900
Mark L. Graham	02/07/2012	(1)	$25,610	$51,219	$76,828
	04/26/2012	(2)	$29,268	$58,536	$117,072
Kevin J. Helmick	02/07/2012	(1)	$24,728	$49,455	$74,182
	04/26/2012	(2)	$28,260	$56,520	$113,040
Joseph A. Gerzina	02/07/2012	(1)	$21,750	$43,500	$65,250
	04/26/2012	(2)	$16,250	$32,500	$65,000

(1)	Reflects potential award payouts under the Annual Incentive Plan with respect to 2012 performance. Further discussion of the Annual Incentive Plan and the potential payouts to participants in that plan is contained under “2012 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 28 of this proxy statement.

(2)	Reflects potential award payouts under the LTI Program with respect to the performance period ending at the end of 2014. Further discussion of the LTI Program and the potential award payouts to participants in that plan is contained under “2012 Named Executive Officers Compensation – Long-Term Cash Incentive Compensation Plan” beginning on page 31 of this proxy statement.

2012 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary and annual incentive bonus. Each executive officer also received other benefits as listed in the “All Other Compensation” column. Each of the executive officers is under an employment agreement, as described in the section entitled “— Employment Agreements” below.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)	Option Expiration Date
John S. Gulas	4,000	1,000	(1)	6.50	07/22/2018

(1)	Remaining portion of award of stock options vests on July 22, 2013.

Employment Agreements

Farmers, through Farmers Bank, has entered into employment agreements with each of the named executive officers other than Mr. Gerzina, the material terms of which are described below.

Amended and Restated Employment Agreement with John S. Gulas

On December 30, 2011, Farmers Bank entered into an Amended Employment Agreement with Mr. Gulas (the “Gulas Agreement”) in order to continue his employment as the President and Chief Executive Officer of the Farmers Bank. The term of the Gulas Agreement commenced on January 31, 2009 and was most recently extended for a renewal term of 36 months ending on January 30, 2015, unless earlier terminated in accordance with the terms of the Gulas Agreement. The term of the Gulas Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Gulas Agreement, Mr. Gulas is entitled to an annual base salary of not less than $281,239.92, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. Mr. Gulas is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Gulas will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Gulas Agreement, if Mr. Gulas’ employment is terminated by Farmers Bank “Without Cause,” by Mr. Gulas for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Gulas Agreement), Mr. Gulas shall be entitled to receive: (i) a lump sum payment equal to unused paid time off; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $12,421.42, or 1/24 of Mr. Gulas’ highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) a pro-rata participation in the annual cash incentive program then in effect. If Mr. Gulas is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Gulas Agreement), Mr. Gulas shall not be entitled to severance payments. However, if

Mr. Gulas is terminated for Death or Disability, the Gulas Agreement provides that Mr. Gulas or his estate shall be entitled to receive a lump sum payment for unused paid time off and pro-rata participation in the aforementioned incentive program. The Gulas Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, paid time off, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Carl D. Culp

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Culp (the “Culp Agreement”) in order to continue his employment as Executive Vice President and Chief Financial Officer of Farmers Bank. The term of the Culp Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Culp Agreement. The term of the Culp Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Culp Agreement, Mr. Culp is entitled to an annual base salary of not less than $167,250.00, subject to review on an annual basis consistent with normal compensation review practices for executive employees. Mr. Culp is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Culp will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Culp Agreement, if Mr. Culp’s employment is terminated by the Company “Without Cause,” by Mr. Culp for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Culp Agreement), Mr. Culp shall be entitled to receive: (i) a lump sum payment equal to unused paid time off; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $7,125.00 or 1/24 of Mr. Culp’s highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Culp is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Culp Agreement), Mr. Culp shall not be entitled to severance payments. However, if Mr. Culp is terminated for Death or Disability, Mr. Culp or his estate shall be entitled to receive a lump sum payment for unused paid time off and pro-rata participation in the aforementioned incentive program. The Culp Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, paid time off, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Mark L. Graham

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Graham (the “Graham Agreement”) in order to continue his employment as Senior Vice President and Chief Credit Officer of Farmers Bank. The term of the Graham Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Graham Agreement. The term of the Graham Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Graham Agreement, Mr. Graham is entitled to an annual base salary of not less than $142,764.48, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. Mr. Graham is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Graham will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Graham Agreement, if Mr. Graham’s employment is terminated by the Company “Without Cause,” by Mr. Graham for “Good Reason” or due to a “Change in Control” (as such terms are defined in the

Graham Agreement), Mr. Graham shall be entitled to receive: (i) a lump sum payment equal to unused paid time off; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $6,097.54 or 1/24 of Mr. Graham’s highest annual salary in effect within the 12 months prior to his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Graham is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Graham Agreement), Mr. Graham shall not be entitled to severance payments. However, if Mr. Graham is terminated for Death or Disability, Mr. Graham or his estate shall be entitled to receive a lump sum payment for unused paid time off and pro-rata participation in the aforementioned incentive program. The Graham Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, paid time off, insurance, indemnification and expense reimbursements.

Amended and Restated Employment Agreement with Kevin J. Helmick

On January 4, 2012, Farmers Bank entered into an Amended Employment Agreement with Mr. Helmick (the “Helmick Agreement”) in order to continue his employment as Senior Vice President of Retail and Wealth Management of Farmers Bank. The term of the Helmick Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of 36 months ending on September 30, 2014, unless earlier terminated in accordance with the terms of the Helmick Agreement. The term of the Helmick Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the then current term. Under the Helmick Agreement, Mr. Helmick is entitled to an annual base salary of not less than $137,211.84, which will be reviewed on an annual basis consistent with normal compensation review practices for executive employees. In addition, Mr. Helmick is also eligible to be paid a monthly commission between five percent and seven and one-half percent of gross monthly revenue generated from Farmers Bank’s Farmers National Investments division on certain financial services products. Mr. Helmick is also eligible to participate in Farmers Bank’s annual cash incentive program and is eligible to receive equity awards. While employed by Farmers Bank, Mr. Helmick will be eligible to participate in all benefit plans (including, without limitation, medical and dental plans, disability and life insurance and 401(k) plan) maintained by Farmers Bank, according to the same terms and conditions as all other executive employees of Farmers Bank.

Under the Helmick Agreement, if Mr. Helmick’s employment is terminated by the Company “Without Cause,” by Mr. Helmick for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Helmick Agreement), Mr. Helmick shall be entitled to receive: (i) a lump sum payment equal to unused paid time off; (ii) 72 bi-monthly severance payments equal to 1/24 of Mr. Helmick’s annualized W-2 income at the time of his termination, less appropriate withholdings; and (iii) pro-rata participation in the annual incentive program then in effect. If Mr. Helmick is terminated “For Cause,” he voluntarily terminates “Without Cause” or he is terminated due to “Disability” or “Death” (as such terms are defined in the Helmick Agreement), Mr. Helmick shall not be entitled to severance payments. However, if Mr. Helmick is terminated for Death or Disability, Mr. Helmick or his estate shall be entitled to receive a lump sum payment for unused paid time off and pro-rata participation in the aforementioned incentive program. The Helmick Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, paid time off, insurance, indemnification and expense reimbursements.

Potential Payments Upon Termination or Change in Control

The table below sets forth a summary of the potential amounts payable to each named executive officer, under various termination scenarios, including those provided pursuant to the terms of the employment agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Agreements” beginning on page 36 of this proxy statement. The figures in the table assume termination occurring on December 31, 2012.

	Severance Benefit as December 31, 2012
Name	Voluntary Termination Without Good Reason or Involuntary Termination for Cause(1)	Involuntary Termination Without Cause or Voluntary for Good Reason(2)	Disability or Death(3)	Voluntary Termination as a Result of a Demotion after a Change in Control(2)
John S. Gulas(4)	$0	$894,342	$0	$894,342
Carl D. Culp	$0	$513,000	$0	$513,000
Mark L. Graham	$0	$439,025	$0	$439,025
Kevin J. Helmick	$0	$615,105	$0	$615,105
Joseph A. Gerzina	$0	$0	$0	$0

(1)	The terms of each of the named executive officer’s employment agreements do not provide the executives with any benefits as a result of a voluntary termination without “Good Reason” or an involuntary termination by Farmers Bank with “Cause.” The employment agreements define the term “Good Reason” to mean an adverse change in the executive’s employment arrangement, such as: (i) a material diminution of the executive’s duties or responsibilities; (ii) a reduction in base salary of more than 20%; (iii) a change in work location increasing the executive’s commute by 50 miles or more; or (iv) a material breach of the executive’s employment agreement.
(2)	The severance benefit for each of the named executive officers, other than Messrs. Helmick and Gerzina, is continuation for three years of the executive’s highest salary at or within 12 months before termination, or if higher, the salary stated in the executive’s respective employment agreement. For Mr. Helmick, his employment agreement provides for a salary continuation benefit of three years of his taxable compensation at the time of termination, which includes not only Mr. Helmick’s salary but also any commissions, bonus, incentive compensation, or other W-2 reportable compensation. Mr. Gerzina does not have an employment agreement and is, therefore, not entitled to any severance benefits. Each of the employment agreements also provides that the named executive officers would be entitled to a lump-sum payment for the value of unused paid time off, along with a payment for the portion of the annual incentive benefit earned by the executive before termination. But because termination is assumed for purposes of the table to have occurred on December 31, 2012, there would be no partial-year annual incentive benefit payable to the executives. Instead the annual incentive benefit payable to the executives had their employment terminated on December 31, 2012 is the annual incentive benefit included in the Summary Compensation Table. The table also assumes that the executives would receive no benefit for unused paid time off, as unused paid time off cannot be carried over from one year to the next.
(3)

The named executive officers’ employment agreements generally provide no benefit for termination occurring as the result of “Death” or “Disability” (as such terms are defined), except that the named executive officer or his estate would be entitled to a lump-sum payment for the value of unused paid time off and a payment for the portion of the annual incentive benefit earned by the executive before termination. However, because termination is assumed for purposes of the table to have occurred on December 31, 2012, there would be no partial-year annual incentive benefit payable to the named executive officers. Instead the annual incentive benefit payable to each named executive officer had their employment terminated on December 31, 2012 is the annual incentive benefit included in the Summary Compensation Table. The table likewise assumes that the executives would receive no benefit for the value of unused paid time off, as such unused time cannot be carried over from one year to the next.

(4)	Unvested, unexercisable stock options granted under the 1999 Stock Option Plan become fully vested and exercisable when a merger or asset sale occurs, unless the acquiring entity assumes the obligations of the outstanding options. Of the named executive officers, Mr. Gulas is the only one who held unvested stock options on December 31, 2012. On July 22, 2008, Mr. Gulas was granted options to acquire 5,000 Common Shares, which vest in five equal installments on the first five anniversaries of the award grant date. Accordingly, options to acquire 4,000 shares were vested and exercisable as of December 31, 2012 and options to acquire the remaining 1,000 shares were unvested and unexercisable on that date. The exercise price of the options held by Mr. Gulas is $6.55. As reported on the NASDAQ Capital Market (the “NASDAQ”), the per share closing price of the Company’s Common Shares on December 31, 2012 was $6.20. Consequently, the per share exercise price of the options held by Mr. Gulas was approximately 106% of the per share market price of the Common Shares on December 31, 2012 and, therefore, the table reflects no value for the accelerated stock option vesting that would have occurred because of a hypothetical December 31, 2012 change in control.

Director Compensation

During 2012, the Compensation Committee, with the assistance of Pay Governance, undertook a thorough analysis of its compensation structure and decided to implement a new retainer-based compensation system, as discussed on page 33 under “COMPENSATION AND ANALYSIS – Director Compensation.” The following table sets forth compensation information on each of Farmers’ non-employee director, and include both per meeting fees which were paid between January 2012 through May 2012, and pro rata portions of the new retainer based compensation structure, which began in June 2012. Directors who are employees of Farmers such as Mr. Gulas do not receive additional compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Gregory C. Bestic	$30,667	$30,667
Lance J. Ciroli	$34,458	$34,458
Anne Fredrick Crawford	$31,167	$31,167
Ralph D. Macali	$30,667	$30,667
David Z. Paull	$31,042	$31,042
Earl R. Scott	$34,542	$34,542
Gregg Strollo	$30,167	$30,167
Ronald V. Wertz	$32,042	$32,042

(1)	At the beginning of 2012, directors were to receive a monthly retainer of $1,000 for serving on the Farmers Board of Directors and a $500 fee for each committee meeting attended, including the Loan Committee of Farmers Bank. In June 2012, the Company implemented a new retainer-based compensation program at an annual rate of $32,000, eliminated per meeting fees, and restructured board and committee membership, so that our non-employee directors no longer serve on the Farmers Bank Board of Directors or its committees. For Mr. Scott, this amount includes fees earned for services as a director of Farmers Trust Company, which totaled $3,000.

PROPOSAL FOUR—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are aligned with Farmers’ short-term goals and long-term success. The Board of Directors believes that its improved pay-for-performance philosophy and objectively-driven incentive-based compensation opportunities are designed to both be competitive with opportunities offered by similarly situated financial institutions and to attract, retain and motivate the key executives directly responsible for the our continued success.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Four to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and, thus, will have the same effect as a vote against Proposal Four. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2012, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2012 be included in Farmers’ Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2013 fiscal year.

The Audit Committee:

Earl R. Scott, Chair

Gregory C. Bestic

Ralph D. Macali

David Z. Paull

PROPOSAL FIVE—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine Farmers’ books, records and accounts and those of its subsidiaries for the fiscal year ending December 31, 2013. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was Farmers’ independent registered public accounting firm for the fiscal year ended December 31, 2012, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and thus, will have the same effect as a vote against Proposal Five. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2012 and 2011 were as follows:

	2012	2011
Audit Fees	$245,000	$229,000
Audit-Related Fees	$8,625	$3,600
Tax Fees	$19,500	$16,200
All Other Fees	$0	$0

Audit Fees consist of consist of fees billed in the last two fiscal years for the audit of Farmers’ annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of Farmers’ financial statements. The fees billed in 2012 include services related to providing required consents. The fees billed in 2011 also include services related to review of Farmers’ Registration Statement on Form S-8 and providing required consents.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

PROPOSAL SIX—APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

General

If there are insufficient votes at the time of the Annual Meeting to adopt either of the proposals to amend our Articles (Proposal Two or Proposal Three), the Board of Directors may in its discretion upon determining that it is necessary or appropriate, seek to adjourn the Annual Meeting to solicit additional proxies. In that event, you will be asked to vote only upon this Proposal Six and not on any other proposals. In this Proposal Six, Farmers is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Annual Meeting under the circumstances described above. If this Proposal Six is approved, the Board of Directors may in its discretion, if necessary or appropriate, adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to provide additional time to solicit additional proxies in favor of Proposal Two or Proposal Three, including the solicitation of proxies from shareholders that have previously voted against such proposals. Among other things, approval of this adjournment proposal could mean that, even if proxies representing a sufficient number of votes against Proposal Two or Proposal Three have been received, Farmers could adjourn the Annual Meeting without a vote on the proposals and seek to convince the holders of such Common Shares to change their votes in favor of Proposal Two or Proposal Three.

Pursuant to the provisions of the Regulations, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are fixed and announced at the Annual Meeting; provided, however, in the event that the Annual Meeting is adjourned to a date after May 5, 2013, the Board of Directors will be required to fix a new record date for the Annual Meeting and a notice of the adjourned meeting will be given to all shareholders. At the adjourned meeting, Farmers may transact any business which might have been transacted at the original meeting.

Vote Required and Board of Directors’ Recommendation

The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Six and, thus, will have the same effect as a vote against Proposal Six.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT

OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT

ADDITIONAL PROXIES, IN THE EVENT THERE ARE NOT SUFFICIENT VOTES

AT THE TIME OF THE ANNUAL MEETING TO ADOPT PROPOSALS TWO OR THREE.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Kevin J. Helmick

Executive Vice President & Secretary

Canfield, Ohio

March 19, 2013

FARMERS NATIONAL BANC CORP. 20 SOUTH BROAD STREET P.O. BOX 555 CANFIELD,OH 44406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

CONTROL #
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Ralph D. Macali 02 Earl R. Scott 03 Gregg Strollo

The Board of Directors recommends you vote “FOR” proposals 2, 3, 4, 5 and 6:							For	Against	Abstain
2.	To adopt a proposal to amend Article XIII of Farmers’ Articles of Incorporation (the “Articles”) to eliminate preemptive rights.						☐	☐	☐
3.	To adopt a proposal to amend Article IV of Farmers’ Articles to increase the authorized number of common shares, without par value, from 25,000,000 to 35,000,000.						☐	☐	☐
4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
5.	To ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
6.

To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt either of the proposals to amend the Articles.

							☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2012 Annual Report to Shareholders with Form 10-K is/are available at www.proxyvote.com.

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FARMERS NATIONAL BANC CORP. ANNUAL MEETING OF SHAREHOLDERS April 25, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN S. GULAS, CARL D. CULP AND KEVIN J. HELMICK, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 25, 2013, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO, THREE, FOUR, FIVE AND SIX. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side